SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”), effective as of October 17, 2017 (the “Effective Date”), is made and entered into by and between Armada Enterprises LP (f/k/a Bim Homes, Inc.) (“Armada LP” or the “Company) and Milan Saha (“Officer”).

WHEREAS, Officer has been the former corporation’s sole Director, President and CEO since July 6, 2016 receiving only $2,500 in compensation and funding certain company expenses from his personal funds; and

WHEREAS, Armada LP completed a conversion from a Delaware Corporation known as Bim Homes, Inc. into Armada Enterprises LP, a Delaware limited partnership, effective as of October 16, 2017 by filing a Certificate of Conversion with the Delaware Secretary of State for 100% of the former corporation’s shareholders gave their affirmative consent;

WHEREAS, Officer executed the Agreement of Limited Partnership as the representative of the former corporation’s shareholders who became Armada LP’s initial limited partners;

WHEREAS, the Agreement of Limited Partnership appointed Armada Enterprises GP, LLC as Armada LP’s general partner;

WHEREAS, Officer’s director and officer positions ceased to exist upon effectiveness of the corporation’s conversion to a limited partnership; and

WHEREAS, Armada LP wishes to compensate Officer with a one-time severance payment of $250 thousand USD ($250,000.00) for his service to the company in successfully overseeing the consent solicitation process and maintaining the company’s reporting requirements with the Securities and Exchange Commission (SEC) and secure his cooperation in providing any documents or records for the company to complete its quarterly and annual reports through fiscal year 2017;

NOW, THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Resignation, Transition Arrangements and Return of Property: Officer’s position of Director, President and CEO ended October 16, 2017. Officer will provide his complete cooperation to Armada LP in responding to any requests to complete its 2017 third quarter and year end reports.

2. Severance Payment:

A. Armada LP will pay Officer a one-time severance payment for his services of Two Hundred Fifty Thousand Dollars ($250,000.00) due immediately.

3. Benefits: Officer will not be entitled to benefits from Armada LP or any compensation for his past performance as Director, President and CEO other than the one-time severance payment.

4. Unemployment Compensation Benefits: Officer will not seek any unemployment benefits for his past services to the Company.

5. Mutual Releases:

A. Officer’s Release: In consideration for the benefits described herein, and for other good and valuable consideration, which are of greater value than Officer would normally be entitled upon resignation, Officer, on behalf of himself, his heirs, executors, administrators, attorneys, agents, representatives and assigns, hereby forever releases ARMADA LP and its Affiliates, and its and their officers, directors, trustees, owners, shareholders, Officers, insurers, benefit plans, agents, attorneys and representatives, and each of their predecessors, successors and assigns, from any and all claims, demands, suits, actions, damages, losses, expenses, charges or causes of action of any nature whatsoever, whether known or unknown, relating in any way to any act, omission, event, relationship, conduct, policy or practice prior to the Effective Date, including without limitation his employment with ARMADA LP and the separation thereof (“Claims”). This release includes without limitation Claims for discrimination, harassment, retaliation or any other violation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Maryland Human Rights Act, the Montgomery County Human Rights Act, and any other Claims under all other federal, state or local laws; Claims for breach of contract; Claims for wrongful discharge; Claims for emotional distress, defamation, fraud, misrepresentation or any other personal injury; Claims for unpaid compensation; Claims relating to benefits; Claims for attorneys’ fees and costs, Claims for reinstatement or employment; and all other Claims under any federal, state or local law or cause of action. Officer represents that he has not filed any such Claims, and he further agrees not to assert or file any such Claims in the future or to seek or accept any monetary relief with respect to Claims filed by him or on his behalf with the EEOC or any other fair employment agency to the fullest extent permitted by law. It is understood and agreed that this Release does not apply to claims for breach of this Agreement or Claims that cannot be released by law.

B. ARMADA LP’s Release: In consideration for the benefits described herein, and for other good and valuable consideration, ARMADA LP and its Affiliates hereby forever release Officer, his heirs, executors, administrators, agents, representatives and assigns, from any and all claims, demands, suits, actions, damages, losses, expenses, charges or causes of action of any nature whatsoever, whether known or unknown, relating in any way to any act, omission, event, relationship, conduct, policy or practice prior to the Effective Date. This release includes without limitation Claims for breach of any contract or duty; Claims for emotional distress, defamation, fraud, misrepresentation or any other personal injury; Claims for overpaid compensation; Claims relating to benefits; Claims for attorneys’ fees and costs; and all other Claims under any federal, state or local law or cause of action. ARMADA LP represents that it has not filed any such Claims, and it further agrees not to assert or file any such Claims in the future. It is understood and agreed that this Release does not apply to claims for breach of this Agreement or Claims that cannot be released by law, or Claims for fraud, embezzlement, intentional misconduct or any other malfeasance.

If any claim, demand, suit, action, damages, loss, expense, charge or cause of action are filed by third parties against Officer arising out of his employment at ARMADA LP, ARMADA LP agrees to indemnify Officer for any costs, fees or liability arising out of such claim, demand, suit, action, damages, loss, expense, charge or cause of action to the extent such costs, fees or liability are not covered by any applicable insurance policy held by ARMADA LP,

6. Reinstatement: Officer waives all claims for reinstatement or employment with ARMADA LP and its Affiliates, and its and their successors and assigns, and he agrees not to seek such reinstatement or employment in the future unless the parties agree otherwise in Armada LPing.

7. SEC Filing: The parties acknowledge and agree that this Agreement will be publicly filed with the SEC.

8. Nondisparagement and Nonassistance: Officer agrees not to make any disparaging comments about ARMADA LP or any of its Affiliates or its or their past, present or future management, officers, trustees or Officers to any person or entity who is not a party to this Agreement, and he further agrees not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or legal proceeding against ARMADA LP or any of its Affiliates except as may be required by law or legal process. ARMADA LP agrees that its Officers and Board members will not make any disparaging comments about Officer to any person or entity who is not a party to this Agreement, and it agrees not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or legal proceeding against Officer, except as may be required by law or legal process. The only information anyone in ARMADA LP’s Human Resources Department shall disclose about Officer, absent a subpoena or court order, is his position title, dates of employment and the fact that he retired.

9. Cooperation: Officer agrees to reasonably cooperate with ARMADA LP upon request by answering questions and providing information about matters of which he has personal knowledge. In the event that ARMADA LP becomes involved in any civil or criminal litigation, administrative proceeding or governmental investigation, Officer shall, upon request, provide reasonable cooperation and assistance to ARMADA LP, including without limitation, furnishing relevant information, attending meetings and providing statements and testimony. ARMADA LP will reimburse Officer for all reasonable and necessary time and expenses he incurs in complying with this Section 9.

10. Confidential Information: Officer shall not, except as required by law, use or disclose to any person or entity any Confidential Information. For the purposes of this Section 10, “Confidential Information” means information Officer obtained through or as a consequence of his employment with ARMADA LP relating to ARMADA LP’s business or its tenants which is not in the public domain and includes, without limitation, trade secrets, tenant lists, lease rates, methods of operation, business plans, leads, financial information, research and statistical data. Information does not lose its protection as Confidential Information if it is disclosed in violation of an obligation not to disclose it.

11. Nonsolicitation: During the Transition Period and for a period of twelve (12) months thereafter, Officer shall not directly or indirectly for himself or any other person or entity, whether as an Officer, officer, director, consultant, agent, representative, partner, owner, stockholder or in any other capacity, a) solicit any person who then is or was at any time in the preceding six month period employed by ARMADA LP as an Officer or independent contractor, to resign from ARMADA LP or to accept employment as an Officer or independent contractor with any other person or entity; or b) solicit any person or entity who then is or was at any time in the preceding six month period in a business relationship with ARMADA LP to end or curtail such relationship or to engage in business of the type engaged in by ARMADA LP with another person or entity. Officer agrees that these restrictions are reasonable and necessary for the protection of ARMADA LP’s business. Officer further agrees that in the event he breaches any provision in this Section 11, ARMADA LP shall be entitled to injunctive relief in addition to such other relief as a court may deem proper.

12. Miscellaneous: This Agreement represents the entire agreement of the parties, and supersedes all other agreements, discussions and understandings of the parties, concerning the subject matter. All other express or implied agreements of the parties not expressly contained or incorporated by reference herein are terminated and of no further force or effect. This Agreement may not be modified in any manner except in a Armada written document signed by both parties. Should any provision of this Agreement be held to be invalid or unenforceable by a court of competent jurisdiction, it shall be deemed severed from the Agreement, and the remaining provisions of the Agreement shall continue in full force and effect, provided that, should the court determine that any provision of Section 10 or 11 is unenforceable, the court shall modify such provision to make it valid to the maximum extent permitted by law. In the event of any litigation to enforce this Agreement, the prevailing party shall be awarded his or its reasonable attorneys’ fees and costs. None of the arrangements made hereunder will be considered a termination without “Cause” or a resignation for “Good Reason” under any agreements or benefit plans or arrangements between Officer and ARMADA LP.

13. Governing Law: This Agreement shall be construed exclusively in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws therein.

14. Assignment: This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Officer may not assign any right or obligation hereunder without ARMADA LP’s prior Armada LP’s written consent. ARMADA LP may assign its rights and obligations here under to any successor in interest.

15. Section 409A of the Code. To the extent that such requirements are applicable, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and shall be interpreted and administered in accordance with that intent. If any provision of the Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules under Section 409A and the exclusion from Section 409A for certain short-term deferral amounts. Anything to the contrary herein notwithstanding, in the event that any such benefit or payment is deemed to not comply with Section 409A, ARMADA LP and Officer agree to renegotiate in good faith any such benefit or payment so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved, provided, however, that any resulting renegotiated terms shall provide to Officer, to the extent reasonably practicable, the after-tax economic equivalent based on what otherwise would have been provided to Officer pursuant to the terms of this Agreement.

16. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

17. Nonadmissions: By entering into this Agreement, neither party is admitting that it did anything wrong or improper or that it has any liability to the other party.

Officer has had an opportunity to carefully review and consider this Agreement with an attorney, and he has had sufficient time to consider it. After such careful consideration, he knowingly and voluntarily enters into this Agreement with full understanding of its meaning and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

Officer

/s/: Milan Saha
Milan Saha

Armada Enterprises LP
By:	Armada Enterprises GP, LLC

By:	/s/: George Wight
Name:	George Wight
Title:	Managing General Partner